Exhibit 99.1

Hercules Capital Reports First Quarter 2024 Financial Results

Record Q1 2024 Total Gross Debt and Equity Commitments of $956.0 Million, an Increase of 81.7% Year-over-Year

Record Q1 2024 Total Gross Fundings of $605.2 Million, an Increase of 27.1% Year-over-Year

Q1 2024 Total Investment Income of $121.6 Million, an Increase of 15.7% Year-over-Year

Q1 2024 Net Investment Income “NII” of $79.2 Million, or $0.50 per Share, an Increase of 20.9% Year-over-Year

Q1 2024 NII Provides 125% Coverage of the Base Cash Distribution

Conservative Balance Sheet Management with Net GAAP Leverage of 91.0% and Net Regulatory Leverage of 81.7%

Undistributed Earnings Spillover of $142.7 Million, or $0.88(1) per Ending Shares Outstanding

Approximately $4.5 Billion of Assets Under Management, an Increase of 14.7% Year-over-Year(2)

Q1 2024 Financial Achievements and Highlights

•	Total Investment Income of $121.6 million, an increase of 15.7% year-over-year

•	NII of $79.2 million, or $0.50 per share, an increase of 20.9% year-over-year

•	Total gross debt and equity commitments of $956.0 million

•	Net Hercules debt and equity commitments of $774.9 million(3)

•	Total gross fundings of $605.2 million

•	Net Hercules fundings of $491.8 million(3)

•	Unscheduled early principal repayments or “early loan repayments” of $161.1 million, a decrease of 42.0% from $277.7 million in Q4 2023

•	$498.1 million of available liquidity, subject to existing terms and covenants

•	18.8% Return on Average Equity “ROAE” (NII/Average Equity)(4)

•	9.2% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 93.6% and regulatory leverage of 84.4%(5)

•	Net GAAP leverage (includes SBA debentures and excludes cash) of 91.0% and net regulatory leverage (excludes SBA debentures and cash) of 81.7%

•	Net Asset Value “NAV” of $11.63, an increase of 1.7% from Q4 2023

•	14.9% GAAP Effective Yield and 14.0% Core Yield(6), a non-GAAP measure

Footnotes:

(1)	$0.91 per Weighted Average Shares Outstanding
(2)	Assets under management includes assets managed by Hercules Capital and the Adviser Subsidiary (defined below)
(3)

Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC (the “Adviser Subsidiary”) during the quarter

(4)	As presented above, Return on Average Equity is (i) sourced from Hercules Capital, Inc. as of March 31, 2024 and (ii) based on net investment income, excluding realized and unrealized gains/losses
(5)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures
(6)	Core Yield excludes early loan repayments, dividend from the Adviser Subsidiary, one-time fees and bank interest income, and includes income and fees from expired commitments

SAN MATEO, Calif., May 2, 2024 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the first quarter ended March 31, 2024.

“As we embark on our 20th year of investment activity since originating our first debt investment in 2004, we remain well positioned to leverage our strategic position, scale, balance sheet and liquidity to capitalize on an improving market environment,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “2024 is off to a tremendous start with record Q1 commitments of $956.0 million and record fundings of $605.2 million, each growing year-over-year by 81% and 27%, respectively. Our record setting performance in Q1 drove net debt portfolio growth by $325.3 million, our largest quarter-to-quarter increase in history. In addition, our net investment income of $0.50 per share provided 125% coverage of our base distribution, which contributed to an increase in our undistributed earnings spillover to $142.7 million.”

Bluestein concluded, “Subsequent to Q1, we reached another remarkable milestone of more than $20.0 billion in cumulative debt commitments. This milestone is a true reflection of the dedication, efforts and capabilities of our employees and our industry-leading brand in the venture lending ecosystem. Even with the strong start to the year, we will continue to approach our opportunities with the same commitment on prudent underwriting, maintaining a strong and diversified balance sheet and liquidity position and careful monitoring of our investment portfolio.”

Q1 2024 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q1 total gross new debt and equity commitments totaling $956.0 million and Q1 gross new fundings totaling $605.2 million.

During the first quarter, Hercules realized early loan repayments of $161.1 million which, along with normal scheduled amortization of $13.1 million, resulted in total debt repayments of $174.2 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $325.3 million during the first quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q4 2023 to Q1 2024

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at 12/31/23	$3,058.4	$159.7	$28.9	$3,247.0

New fundings(a)	597.8	3.5	3.9	605.2
Fundings assigned to or directly funded by Adviser Funds	(111.6)	(1.0)	(0.8)	(113.4)
Principal payments received on investments	(13.1)	—	—	(13.1)
Early payoffs(b)	(161.1)	—	—	(161.1)
Net changes attributed to conversions, liquidations, and fees	13.3	(1.7)	(1.6)	10.0

Net activity during Q1 2024	325.3	0.8	1.5	327.6

Balances at Cost at 03/31/24	$3,383.7	$160.5	$30.4	$3,574.6

Balances at Fair Value at 12/31/23	$3,057.3	$156.8	$33.9	$3,248.0

Net activity during Q1 2024	325.3	0.8	1.5	327.6
Net change in unrealized appreciation (depreciation)	0.7	(1.5)	(2.7)	(3.5)
FX unrealized gain (loss)	(0.3)	(0.1)	—	(0.4)

Total net activity during Q1 2024	325.7	(0.8)	(1.2)	323.7

Balances at Fair Value at 03/31/24	$3,383.0	$156.0	$32.7	$3,571.7

(a)	Includes $0.9M fundings associated with revolver loans during Q1 2024.
(b)	Early payoffs includes no paydown on revolvers during Q1 2024.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Ending Balance at Cost	$3,383.7	$3,058.4	$3,131.6	$2,937.0	$2,971.5
Weighted Average Balance	$3,208.3	$3,122.0	$2,974.3	$2,875.0	$2,829.8

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
First Lien Senior Secured	88.4%	88.8%	87.3%	83.1%	81.5%
Floating Rate w/Floors	97.3%	95.9%	95.5%	95.5%	95.6%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 14.9% during Q1 2024 as compared to 15.3% for Q4 2023. The Company realized $161.1 million of early loan repayments in Q1 2024 compared to $277.7 million in Q4 2023, or a decrease of 42.0%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 14.0% during Q1 2024, within the Company’s expected annual range of 13.8% to 14.0% and decreased compared to 14.3% for Q4 2023. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $121.6 million for Q1 2024, compared to $105.1 million in Q1 2023. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods.

Non-interest and fee expenses were $25.2 million in Q1 2024 versus $23.3 million for Q1 2023. The increase was primarily due to an increase in employee compensation expenses.

Interest expense and fees were $20.0 million in Q1 2024, compared to $19.0 million in Q1 2023. The increase was primarily due to higher weighted average borrowings and the higher utilization of the credit facilities and their higher interest rates between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.9% in Q1 2024, as compared to 4.7% for Q1 2023. The increase is primarily due to higher interest rates on credit facilities between periods.

NII – Net Investment Income

NII for Q1 2024 was $79.2 million, or $0.50 per share, based on 157.4 million basic weighted average shares outstanding, compared to $65.5 million, or $0.48 per share, based on 135.3 million basic weighted average shares outstanding in Q1 2023. The increase is primarily attributable to a higher weighted average debt investment portfolio between periods, offset by an increase in total net operating expenses.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through March 31, 2024, (including net loan, warrant and equity activity and excluding loss on debt extinguishment and other non-credit related losses) on investments totaled ($37.2) million, on a GAAP basis, spanning nearly 20 years of investment activities.

When compared to total net new debt investment commitments during the same period of $18.0 billion, the total realized gain/(loss) since inception of ($37.2) million represents approximately 21 basis points (“bps”), or 0.21%, of cumulative debt commitments, or an effective annualized loss rate of 1.1 bps, or 0.011%.

Realized Gains/(Losses)

During Q1 2024, Hercules had net realized gains of $8.2 million comprised of gross realized gains of $9.2 million primarily due to the gain on warrant and equity investments, offset by ($1.0) million due to the loss on warrant and equity investments.

Unrealized Appreciation/(Depreciation)

During Q1 2024, Hercules recorded $3.6 million of net unrealized appreciation, net of the impact of foreign currency movements. This is primarily attributable to $0.7 million of net unrealized appreciation on debt investments, $5.7 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments, ($2.4) million of net unrealized depreciation attributable to valuation movements in the privately held equity, warrant and investment funds, ($0.2) million of net unrealized depreciation attributable to net foreign exchange movements and $7.3 million of net unrealized appreciation attributable to escrow and other investment related receivables. In addition, Hercules recorded ($7.5) million attributable to reversal of previous quarter appreciation upon a realization event.

Portfolio Asset Quality

As of March 31, 2024, the weighted average grade of the debt investment portfolio, at cost, was 2.16 compared to 2.24 as of December 31, 2023, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

As of March 31, 2024, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q1 2024 - Q1 2023 ($ in millions)

	Q1 2024		Q4 2023		Q3 2023		Q2 2023		Q1 2023
Grade 1 - High	$792.2	23.4%	$626.8	20.5%	$607.5	19.7%	$593.6	20.2%	$590.4	19.9%
Grade 2	$1,507.1	44.6%	$1,286.2	42.1%	$1,312.0	42.4%	$1,151.7	39.2%	$1,184.9	39.9%
Grade 3	$988.1	29.2%	$1,040.6	34.0%	$1,066.8	34.5%	$1,125.6	38.3%	$1,100.0	37.1%
Grade 4	$87.3	2.6%	$103.7	3.4%	$81.1	2.6%	$67.0	2.3%	$92.3	3.1%
Grade 5 - Low	$8.2	0.2%	$—	0.0%	$24.6	0.8%	$—	0.0%	$1.2	0.0%

Weighted Avg. (at Cost)	2.16		2.24		2.28		2.24		2.26

Non-Accruals

The number of loans on non-accrual increased by one (1) quarter-over-quarter. As of March 31, 2024, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $42.2 million and $5.2 million, respectively, or 1.2% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

As of December 31, 2023, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $30.9 million and $0.0 million, respectively, or 1.0% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q1 2024	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Total Investments at Cost	$3,575.0	$3,247.0	$3,308.9	$3,114.1	$3,150.8
Loans on non-accrual as a % of Total Investments at Value	0.1%	0.0%	0.8%	0.0%	0.0%
Loans on non-accrual as a % of Total Investments at Cost	1.2%	1.0%	2.7%	0.4%	0.6%

Liquidity and Capital Resources

The Company ended Q1 2024 with $498.1 million in available liquidity, including $50.2 million in unrestricted cash and cash equivalents, and $447.9 million in available credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

In addition to our available liquidity, the Company has 13.6 million shares remaining available for issuance and sale under the equity ATM program. During Q1 2024, the Company sold 3.7 million shares of common stock under the agreement for total net proceeds of approximately $66.4 million (net of $0.9 million of offering expenses).

Bank Facilities

As of March 31, 2024, there were $136.0 million outstanding borrowings under Hercules’ $400.0 million committed credit facility with MUFG as Agent and $215.0 million of outstanding borrowings and $1.1 million of outstanding letter of credits under Hercules’ $400.0 million committed credit facility and letter of credit facility with SMBC.

Leverage

As of March 31, 2024, Hercules’ GAAP leverage ratio, including its SBA debentures, was 93.6%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 84.4% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $50.2 million), was 81.7%. Hercules’ net leverage ratio, including its SBA debentures, was 91.0%.

Available Unfunded Commitments – Representing 13.1% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of March 31, 2024, the Company had $483.4 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 13.1% of Hercules’ total assets. This increased from the previous quarter of $335.3 million of available unfunded commitments or 9.8% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $956.0 million in new debt and equity commitments in Q1 2024, Hercules has pending commitments of $308.5 million in signed non-binding term sheets outstanding as of April 30, 2024. Since the close of Q1 2024 and as of April 30, 2024 Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $117.3 million and funded $52.3 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by the Adviser Subsidiary prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments:

Closed Commitments and Pending Commitments (in millions)
Q1 2024 Closed Commitments(a)(c)	$956.0
Q2 2024 Closed Commitments (as of April 30, 2024)(a)(c)	$117.3
Year-to-Date 2024 Closed Commitments (as of April 30, 2024)(a)(b)(c)	$1,073.3
Q2 2024 Pending Commitments (as of April 30, 2024)(b)	$308.5
Year-to-Date 2024 Closed and Pending Commitments(a)(b)(c)	$1,381.8

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of March 31, 2024, the Company’s net assets were $1.89 billion, compared to $1.80 billion at the end of Q4 2023. NAV per share increased 1.7% to $11.63 on 162.2 million outstanding shares of common stock as of March 31, 2024, compared to $11.43 on 157.8 million outstanding shares of common stock as of December 31, 2023. The increase in NAV per share was primarily attributed to net realized gains and accretion from the sale of ATM equity at a price above NAV.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 97.3% of its debt investment portfolio being priced at floating interest rates as of March 31, 2024, with a Prime or Non-Prime based (SOFR or BSBY) interest rate floor, combined with 80.0% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2024, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
(200)	$(41,354)	$(4,418)	$(36,936)	$(0.23)
(100)	$(22,910)	$(2,209)	$(20,701)	$(0.13)
(75)	$(18,045)	$(1,657)	$(16,388)	$(0.10)
(50)	$(12,582)	$(1,104)	$(11,478)	$(0.07)
(25)	$(6,493)	$(552)	$(5,941)	$(0.04)
25	$7,278	$552	$6,726	$0.04
50	$14,371	$1,104	$13,267	$0.08
75	$21,425	$1,657	$19,768	$0.13

(1)	Source; Hercules Form 10-Q for Q1 2024
(2)

EPS calculated on basic weighted shares outstanding of 157,445. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 76 portfolio companies with a fair value of $150.2 million and a cost basis of $155.8 million as of March 31, 2024. On a fair value basis, 37.1% or $57.9 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 104 portfolio companies with a fair value of $32.7 million and a cost basis of $30.4 million as of March 31, 2024. On a fair value basis, 41.0% or $13.4 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q1 2024

As of April 30, 2024, Hercules held debt, warrant or equity positions in four (4) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO and SPAC Activity as of Q1 2024

•	Two (2) portfolio companies submitted confidentially under the JOBS Act in 2023

M&A Activity in Q1 2024

•

In March 2024, Hercules’ portfolio company BiomX Inc. (NYSE American: PHGE), a clinical-stage company advancing novel natural and engineered phage therapies that target specific pathogenic bacteria, announced it has signed a definitive merger agreement with Adaptive Phage Therapeutics, a privately-held, clinical-stage biotechnology company pioneering the development of phage-based therapies to combat bacterial infections. The merger is subject to closing conditions described in the definitive merger agreement. Hercules committed $30.0 million in venture debt financing beginning in August 2021.

•

In March 2024, Hercules’ portfolio company Udacity, a digital education pioneer with deep expertise in the development and delivery of proprietary technology courses, has signed a definitive agreement to be acquired by Accenture (NYSE: CAN), a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services. Terms of the acquisition were not disclosed. The acquisition is subject to customary closing conditions. Hercules committed $50.0 million in venture debt financing beginning in September 2020 and currently holds 486,359 shares of common stock as of March 31, 2024.

•

In February 2024, Hercules’ portfolio company Delphix, a leading vendor of test data management, announced it has signed a definitive agreement to be acquired by Perforce Software, a provider of solutions to enterprise teams requiring productivity, visibility and scale along the development cycle. Perforce announced that it had completed the acquisition in March 2024. Hercules committed $90.0 million in venture debt financing beginning in October 2019.

•

In February 2024, Hercules’ portfolio company ZeroFox, Inc. (NASDAQ: ZFOX) an enterprise software-as-a-service leader in external cybersecurity, announced it has signed a definitive agreement to be acquired by Haveli Investments, a private equity firm that seeks to invest in companies in the technology sector with a focus on software, data, gaming and adjacent industries, for $350.0 million. The acquisition is subject to customary closing conditions including shareholder approval. Upon completion, ZeroFox’s common stock will no longer be publicly listed on the Nasdaq Global Market and will become a privately held company. Hercules committed $30.0 million in venture debt financing beginning in June 2019.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Conference Call

Hercules has scheduled its first quarter 2024 financial results conference call for May 2, 2024 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the first quarter 2024 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company’s website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $20.0 billion to over 650 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary business, Hercules Adviser LLC (the “Adviser Subsidiary”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). The Adviser Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	March 31, 2024	December 31, 2023
	(unaudited)
Assets
Investments, at fair value:
Non-control/Non-affiliate investments (cost of $3,471,353 and $3,143,851, respectively)	$3,459,426	$3,133,042
Control investments (cost of $103,223 and $103,182, respectively)	112,215	115,004

Total investments, at fair value (cost of $3,574,576 and $3,247,033, respectively; fair value amounts related to a VIE $264,690 and $254,868, respectively)	3,571,641	3,248,046
Cash and cash equivalents	50,176	98,899
Restricted cash (amounts related to a VIE $10,110 and $17,114, respectively)	10,110	17,114
Interest receivable	35,399	32,741
Right of use asset	18,579	4,787
Other assets	10,128	15,339

Total assets	$3,696,033	$3,416,926

Liabilities
Debt (net of debt issuance costs; amounts related to a VIE $148,691 and $148,544, respectively)(1)	$1,751,998	$1,554,869
Accounts payable and accrued liabilities	38,698	54,156
Operating lease liability	19,399	5,195

Total liabilities	$1,810,095	$1,614,220
Net assets consist of:
Common stock, par value	163	158
Capital in excess of par value	1,730,829	1,662,535
Total distributable earnings	154,946	140,013

Total net assets	$1,885,938	$1,802,706

Total liabilities and net assets	$3,696,033	$3,416,926

Shares of common stock outstanding ($0.001 par value and 200,000 authorized)	162,230	157,758
Net asset value per share	$11.63	$11.43

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, June 2025 3-Year Notes, 2033 Notes, January 2027 Notes, July 2024 Notes, March 2026 A and B Notes, September 2026 Notes, and 2031 Asset-backed Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Investment income:
Interest and dividend income:
Non-control/Non-affiliate investments	$112,822	$98,781
Control investments	2,957	1,116

Total interest and dividend income	115,779	99,897
Fee income:
Non-control/Non-affiliate investments	5,738	5,174
Control investments	36	19

Total fee income	5,774	5,193

Total investment income	121,553	105,090
Operating expenses:
Interest	17,624	16,625
Loan fees	2,397	2,329
General and administrative	5,058	4,126
Tax expenses	711	1,387
Employee compensation:
Compensation and benefits	16,344	14,617
Stock-based compensation	3,134	3,186

Total employee compensation	19,478	17,803

Total gross operating expenses	45,268	42,270

Expenses allocated to the Adviser Subsidiary	(2,877)	(2,679)

Total net operating expenses	42,391	39,591

Net investment income	79,162	65,499
Net realized gain (loss) and net change in unrealized appreciation (depreciation):
Net realized gain (loss):
Non-control/Non-affiliate investments	8,168	7,960

Total net realized gain (loss)	8,168	7,960

Net change in unrealized appreciation (depreciation):
Non-control/Non-affiliate investments	6,463	12,259
Control investments	(2,829)	8,846

Total net change in unrealized appreciation (depreciation)	3,634	21,105

Total net realized gain (loss) and net change in unrealized appreciation (depreciation)	11,802	29,065

Net increase (decrease) in net assets resulting from operations	$90,964	$94,564

Net investment income before gains and losses per common share:
Basic	$0.50	$0.48

Change in net assets resulting from operations per common share:
Basic	$0.57	$0.69

Diluted	$0.57	$0.68

Weighted average shares outstanding:
Basic	157,445	135,252

Diluted	157,920	137,056

Distributions paid per common share:
Basic	$0.48	$0.47